Exhibit 99.1

                                                            Investor Inquiries:
                                                            Robert K. Gudbranson
                                                            (440) 329-6001

NEWS RELEASE


INVACARE CORPORATION REPORTS SECOND QUARTER EARNINGS INCREASED 17%

ELYRIA, Ohio - (July 15, 2004) - Invacare Corporation (NYSE: IVC) today reported record financial results for the second quarter and first half of the year ended June 30, 2004.

CONSOLIDATED RESULTS
Net earnings for the quarter grew 17% to $18.0 million versus $15.4 million last year, and earnings per share for the quarter increased to $0.56 versus $0.49 last year. Net sales for the quarter increased 13% to $339.3 million versus $300.1 million last year. Foreign currency accounted for three percentage points of the net sales increase, while acquisitions contributed an additional seven percentage points for the quarter. Results for the quarter benefited from higher net sales and a higher gross margin, partially offset by higher selling, general and administrative expense (SG&A expense).

Gross margin as a percentage of net sales for the second quarter increased 0.8 percentage points compared to last year's second quarter. The Company is encouraged that it has been able to more than offset competitive price pressures with further cost reductions while stabilizing market share. SG&A expense as a percentage of net sales increased by 0.7 percentage points compared to last year's second quarter. SG&A expense increased 17% over last year's second quarter principally due to acquisitions and foreign currency translation, which accounted for seven and three percentage points of the increase, respectively.

Earnings per share for the first six months of this year increased to $1.00 versus $0.88 last year. Net earnings grew 16% to $32.2 million versus $27.7 million last year. Net sales for the first half of the year increased 15% to $660.6 million versus $576.8 million last year. Foreign currency accounted for four percentage points of the net sales increase, while acquisitions contributed an additional eight percentage points for the six months. Results for the first six months benefited from higher net sales and a higher gross margin, partially offset by higher SG&A expense.

A. Malachi Mixon, III, chairman and chief executive officer, stated, "Invacare's continued strong sales and earnings performance in North America allowed us to meet the high end of the earnings guidance for the quarter. We also continued to generate strong free cash flow* of $27 million for the first six months of the year. For the second quarter, free cash flow was $5 million primarily due to the continuing impact of reimbursement challenges and a higher level of capital expenditures due to the timing of payments earlier in the year." Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment.

NORTH AMERICA
For the quarter, North American net sales increased 17% to $249.0 million versus $213.0 million last year. Acquisitions accounted for 10 percentage points of the net sales increase.

Respiratory products sales increased 16%, largely due to continued strong performance in the HomeFill(TM) oxygen system product line. Standard products sales decreased by 1% in the second quarter as a result of increased sales in unit volumes being more than offset by continued pricing reductions. As a result of pricing adjustments and continuing cost reduction programs, the performance in standard products improved from the decline of sales in the first quarter of 11%. Sales of rehab products increased 19%, with acquisitions accounting for 14 percentage points of the sales increase. Increased sales of custom power products, led by the Storm Series(R) TDX(TM) power wheelchair, continue to be robust, however they were offset by slower sales of consumer power products due to continuing challenges with our customers obtaining Medicare reimbursement from the Center for Medicare Services (CMS).

Invacare Supply Group sales increased 31%, with acquisitions accounting for 18 percentage points of the sales increase. The Invacare Continuing Care Group
(ICCG) sales increased by 76%, led by strong performance of the Carroll Healthcare product line. Excluding acquisitions ICCG sales grew 1%.

For the quarter, earnings before income taxes increased to $25.7 million versus $17.4 million last year largely due to acquisitions, the strong sales performance in most divisions and continued cost reductions, partially offset by increased SG&A expense.

For the six months, North American net sales increased 18% to $486.3 million versus $413.4 million last year. Foreign currency accounted for one percentage point of the net sales increase, while acquisitions contributed an additional 10 percentage points.

EUROPE
For the quarter, European net sales increased 10% to $75.4 million versus $68.7 million last year. Adjusting for foreign currency, European net sales increased by 1% for the quarter. Adjusting for foreign currency and acquisitions, European sales declined by 1%. Compared to the first quarter when sales adjusted for foreign currency and acquisitions declined by 9%, Europe's improved sales performance in the second quarter primarily related to shipments of 10 new products introduced earlier this year. For the quarter, earnings before income taxes decreased to $3.3 million versus $4.3 million last year primarily due to a shift in sales mix to lower margin product and additional costs related to the new product introductions.

For the six months, European net sales increased 10% to $144.7 million versus $131.2 million last year. Adjusting for foreign currency, European net sales decreased 2% for the six months. Adjusting for foreign currency and acquisitions, European net sales decreased 5% for the six months.

AUSTRALASIA
For the quarter, Australasian net sales decreased 19% to $14.8 million versus $18.4 million last year. Adjusting for foreign currency, Australasian net sales decreased 28% for the quarter. The sales decline was primarily due to lower sales of microprocessor controllers, resulting from a global slowdown in the production of power wheelchairs principally due to Medicare reimbursement challenges. For the quarter, earnings before income taxes decreased to $0.2 million versus $2.0 million last year primarily due to declining volumes, as well as foreign currency exposures from sales in US dollars and Euros.

For the six months, Australasian net sales decreased 8% to $29.6 million versus $32.2 million last year. Adjusting for foreign currency, Australasian net sales decreased 22% for the six months.

FINANCIAL CONDITION
Total debt outstanding was $232.3 million at the end of the quarter, bringing debt-to-total-capitalization down to 26.5% versus 27.6% at the end of last year and 28% at the end of the second quarter last year. During the quarter, we repurchased approximately 110,000 common shares totaling $4.4 million in the open market. With the current debt-to-total-capitalization level, the Company has the flexibility to continue to make additional accretive acquisitions or to purchase common shares. Days sales outstanding were 67 days, compared with 64 days at the end of last year and at the end of the second quarter last year. The increase in days sales outstanding compared to last year resulted primarily from slower reimbursement by CMS for power wheelchair claims to home care providers. However, the days sales outstanding did improve by three days compared to the first quarter of this year. Inventory turns were 5.6, down from 5.9 at the end of last year and 6.0 at the end of the second quarter last year.

OUTLOOK
The Company reached the top end of its guidance on earnings growth in the first half of this year primarily due to the benefits from ongoing cost reduction programs and accretive acquisitions along with increased volumes in North America. Although in March, CMS retracted the December 2003 bulletins restricting Medicare coverage of power wheelchairs for seniors and people with disabilities, this change in the rules has not led to more stability and predictability in the power wheelchair market. Additionally, although European sales in the second quarter improved from the first quarter, it was not to the degree expected. Despite slower than expected sales growth excluding foreign currency and acquisitions, gross margin was stronger than expected as a result of the continuing cost reduction programs and should continue to remain strong for the year.

As a result of these factors, the Company believes that for the second half of 2004, it will have a net sales increase of between 9% and 11%. Excluding foreign currency and acquisitions, the sales increase is expected to be between 3% and 5%. The improvement in margins as forecasted should result in the Company achieving net earnings of between $2.48 and $2.55 for the year, which is toward the top end of its previous guidance. For the third quarter, the Company expects a net sales increase of between 8% and 10% and earnings per share of between $0.68 and $0.72. The Company still anticipates that its free cash flow* for 2004 will be between $75 million and $85 million.

Commenting on the Company's anticipated results, Mixon said, "Invacare continues to generate strong sales results in North America with successful execution on its new product launches. Invacare improved its entry into the sleep apnea marketplace with the launch in late June of the Invacare(R) Polaris EX(TM) CPAP with SoftX(TM). Together with the January launch of the Invacare(R) Twilight(TM) Mask, Invacare has a competitive line to offer to the home care provider."

Discussing the Company's China manufacturing projects, Mixon announced, "In addition to the facility opened earlier this year at the Suzhou Industrial Park, the Company is on schedule to put in place an additional manufacturing facility in China in the third quarter. With these actions, Invacare expects to regain its position as a low cost producer and continue to improve the performance of the standard products line."

Mixon continued, "With the ongoing focus on the 50 new product introductions planned for 2004 and execution of the cost reduction programs mentioned above, we believe the earnings guidance for the year can be reconfirmed."

--------------------------------------------------------------------------------
* Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home care and long-term care medical products that promote recovery and active lifestyles. The Company has 5,300 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.


This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the sales of and margins on product, along with the viability of customers), the ability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions, the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time (including the previously-disclosed litigation with Respironics), the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions (including the impact that acts of terrorism may have on such growth conditions), foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                                                     INVACARE CORPORATION AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

                                                                          Three Months Ended          Six Months Ended
                                                                              June 30,                    June 30,
(In thousands, except per share data)                                     2004         2003           2004         2003
-----------------------------------------------------------------------------------------------------------------------
Net sales                                                             $339,288     $300,114       $660,631     $576,787
Cost of products sold                                                  237,164      212,280        465,128      408,502
                                                                       -------      -------        -------      -------
     Gross profit                                                      102,124       87,834        195,503      168,285
Selling, general and administrative expense                             74,201       63,589        144,984      124,109
Interest expense - net                                                   1,225        1,223          2,780        2,887
                                                                       -------      -------        -------      -------
     Earnings before income taxes                                       26,698       23,022         47,739       41,289
Income taxes                                                             8,675        7,575         15,515       13,585
                                                                       -------      -------        -------      -------
Net earnings                                                           $18,023      $15,447        $32,224      $27,704
                                                                       =======      =======        =======      =======

Net earnings per share - basic                                           $0.58        $0.50          $1.04        $0.90
                                                                       =======      =======        =======      =======
Weighted average shares outstanding - basic                             31,145       30,799         31,119       30,815
                                                                       =======      =======        =======      =======

Net earnings per share - assuming dilution                               $0.56        $0.49          $1.00        $0.88
                                                                       =======      =======        =======      =======
Weighted average shares outstanding - assuming dilution                 32,239       31,507         32,259       31,527
                                                                       =======      =======        =======      =======


Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Australasia. The three reportable segments represent operating groups which offer products to different geographic regions. Intersegment revenue for reportable segments was $21,036,000 and $40,379,000 for the three and six months ended June 30, 2004 and $18,863,000 and $34,592,000 for the same periods a year ago.

The information by segment is as follows:

                                                                         Three Months Ended           Six Months Ended
                                                                             June 30,                     June 30,
(In thousands)                                                           2004         2003            2004         2003
-----------------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America                                                   $249,040     $212,990        $486,323     $413,373
     Europe                                                            75,406       68,742         144,744      131,181
     Australasia                                                       14,842       18,382          29,564       32,233
                                                                     --------     --------        --------     --------
     Consolidated                                                    $339,288     $300,114        $660,631     $576,787
                                                                     ========     ========        ========     ========

Earnings (loss) before income taxes
     North America                                                   $ 25,713     $ 17,356        $ 45,763     $ 33,464
     Europe                                                             3,303        4,295           4,443        6,615
     Australasia                                                          240        2,012             677        3,278
     All Other                                                         (2,558)        (641)         (3,144)      (2,068)
                                                                     --------     --------        --------     --------
     Consolidated                                                     $26,698      $23,022        $ 47,739     $ 41,289
                                                                     ========     ========        ========     ========

All Other consists of the domestic export unit, un-allocated corporate selling, general and administrative expense, the Invacare captive insurance unit and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                                               INVACARE CORPORATION AND SUBSIDIARIES
                                               CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               June 30, 2004  December 31, 2003    June 30, 2003
(In thousands)                                                    (unaudited)                        (unaudited)
----------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities                      $7,233            $16,288          $ 9,242
Trade receivables - net                                              262,559            255,534          225,368
Installment receivables - net                                          6,703              7,755           12,308
Inventories - net                                                    143,644            130,979          125,539
Deferred income taxes and other current assets                        53,242             64,166           50,358
                                                                     -------            -------          -------
     Total current assets                                            473,381            474,722          422,815

Other Assets                                                          76,622             67,941           60,240
Plant and equipment - net                                            156,863            150,051          136,518
Goodwill - net                                                       436,924            415,499          355,991
                                                                     -------            -------          -------
     Total assets                                                 $1,143,790         $1,108,213         $975,564
                                                                  ==========         ==========         ========
Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                    $123,171           $110,178          $95,189
Accrued expenses                                                      85,890             97,148           79,213
Accrued income taxes                                                  19,284             19,107           13,662
Current maturities                                                     1,863              2,171            2,785
                                                                     -------            -------          -------
     Total current liabilities                                       230,208            228,604          190,849

Long-term debt                                                       230,388            232,038          210,107
Other long-term obligations                                           39,113             34,383           26,949

Shareholders' equity                                                 644,081            613,188          547,659
                                                                     -------            -------          -------
     Total liabilities and shareholders' equity                   $1,143,790         $1,108,213         $975,564
                                                                  ==========         ==========         ========

                                            INVACARE CORPORATION AND SUBSIDIARIES
                                           RECONCILIATION FROM NET CASH PROVIDED BY
                                        OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)


                                                            Three Months Ended         Six Months Ended
                                                                June 30,                   June 30,
    (In thousands)                                          2004         2003          2004         2003
    ----------------------------------------------------------------------------------------------------
    Net cash provided by operating activities            $15,464      $26,032       $45,789      $45,276
    Less:
    Purchases of property and equipment                   (9,978)      (6,109)      (18,333)      (9,884)
                                                        --------     --------      --------     --------
    Free Cash Flow                                      $  5,486      $19,923       $27,456      $35,392
                                                        ========     ========      ========     ========

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, less purchases of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including acquisitions, etc.) after purchases of property and equipment.


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